Exhibit 10.85

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is by and between TeleTech Services Corporation, a Delaware corporation (the “Company”), a wholly owned subsidiary of TeleTech Holdings, Inc., a Delaware corporation (“TeleTech”), and Anthony Tsai  ("Executive”) (each a “Party” and together the “Parties”),  and is executed to be effective as of the Start Date of employment (“Effective Date”).

1.Appointment.

a.  The Company hereby employs Mr. Tsai as Executive Vice President, Chief Information and Innovation Officer to lead its global technology groups, including its Customer Technology Services segment, its Information Technology organization, its Information Security function;  its bConnected and Humanify technologies, and to enable TeleTech to deliver its business objectives, as established from time to time by the TeleTech board of directors (the “Board”) and TeleTech management executive committee (the “Executive Committee”). In this role, Mr. Tsai will report to TeleTech’s Chief Executive Officer and will become a member of the TeleTech executive leadership team and its Executive Committee.  The Executive hereby accepts such appointment with the Company effective September 5, 2017 (“Start Date”).

b.  Executive shall devote his full-time and best efforts to the performance of all duties contemplated by this Agreement and, as assigned to Executive from time to time by   the CEO or his or her delegate in the event of the CEO’s absence. Unless otherwise specifically authorized in writing by TeleTech, Executive shall not engage in any other business activity, or otherwise be employed by any other company.  This shall not preclude Executive from serving on boards of directors with TeleTech’s prior written approval.

c.  Executive acknowledges that, as part of his employment duties,  Executive may be required to perform services for, and serve as an officer and/or director of, TeleTech subsidiaries, affiliates and related entities, on behalf of and as requested by TeleTech; and Executive agrees to perform such duties diligently and without further compensation.  Although employed by the Company, a TeleTech subsidiary, Executive as a member of the TeleTech executive leadership team shall render services to TeleTech as necessary and desirable to protect and advance the best interests of TeleTech, acting, in all instances, in accordance with TeleTech Ethics Code: How TeleTech Does Business (or a successor code of conduct document).

2.Compensation.

a. Salary and Period Salary Review.    As of the Start Date, Executive’s base salary shall be $350,000 per year (“Base Salary”), payable in equal installments in accordance with the Company’s standard payroll practice, less legally required deductions and withholdings.  Executive’s Base Salary may be periodically reviewed and adjusted in accordance with TeleTech standard procedures.

b. Relocation.You understand and agree that the role of TeleTech’s Chief Information and Innovation Officer is based at the Company’s HQ in Colorado.  By accepting this employment Executive agrees to relocate from his current state of residence to greater metropolitan area of Denver in the state of Colorado as soon as reasonable and no later than June 30, 2018.  TeleTech will reimburse the Executive for reasonable relocation expenses not to exceed $100,000, including gross up for tax purposes, if any.   All relocation expenses to be incurred and submitted in accordance with the Company’s relocation policies and procedures.  Exhibit B to this Agreement outlines the terms and obligations with respect to this relocation assistance, which must be repaid on a pro-rated basis in the event Executive  resigns within two years of the Start Date.

c. Variable Incentive Plan (annual cash) Bonus.  Beginning in 2017, and annually thereafter,  Executive will be eligible to participate in an annual performance based cash incentive program, currently referred to as TeleTech’s Variable Incentive Plan (“VIP”).  Executive’s annual VIP opportunity shall be up to 50% of his Base Salary (i.e. up to $175,000,   based on current level of Base Salary), tied to

the annual targets and goals of the business as set by  the Board and the CEO.  Executive’s annual VIP awards are discretionary and not guaranteed. They are based on TeleTech’s and Executive’s performance against targets, as set by the Board and the CEO and will be based on a combination of: (1) TeleTech-wide business results; (2) Customer Technology Services business segment specific results; (3) legacy Humanify specific results; (4) bConnected specific results;  (5) internal IT specific results; and (6)  Executive’s individual performance against agreed goals related to the execution of TeleTech’s long-term and short-term plans to meet its strategic and financial goals. Executive’s 2017 VIP will be paid in the first quarter of 2018, after TeleTech’s annual results of operations have been determined; and shall be prorated based on the actual time Executive worked for TeleTech in 2017.  Timing and schedule for post 2017 VIP awards is expected to be similar to 2017 VIP and is determined by the Board annually.

d. Reimbursement of Business Expenses.  The Company agrees to reimburse Executive for all reasonable out-of-pocket business expenses incurred by Executive on behalf of the Company, including Company required periodic travel between Executive’s state of residence and TeleTech’s HQ in Colorado prior to the Executive’s relocation as provided in Section 2(b) of this Agreement, provided that Executive properly accounts to the Company for all such expenses in accordance with the rules and regulations of the Internal Revenue Service under the Internal Revenue Code of 1986, as amended (the “Code”) and in accordance with the standard policies of the Company relating to reimbursement of business expenses incurred by its employees.

e. Withholdings.  All payments made under this Section 2, or under any other provision of this Agreement, will be subject to withholding of the federal, state, and local taxes, Social Security, Medicare and other withholdings in such amounts as is reasonably determined by Company.

3.Restricted Stock Units (RSUs).

a. Time-Based New Hire RSU Grant.  TeleTech shall grant to Executive restricted stock units (“RSUs”) with a market value of $500,000, based on TeleTech stock fair market value at the time of the grant, subject to the approval of the Compensation Committee of the Board (“New Hire RSUs”).  The New Hire RSUs shall vest in accordance with the terms and conditions set forth in the Restricted Stock Unit Agreement, attached hereto as Exhibit A and incorporated herein by reference.    The New Hire RSUs shall vest in installments, with 40% of the grant vesting on the 2nd anniversary of the Start Date, and 20% each vesting on the 3rd, 4th, and 5th anniversaries of the Start Date, provided that Executive continues to be employed by the business on each of the vesting dates.

b. Annual Equity Grants.  TeleTech employees at Executive’s level participate in TeleTech annual Equity Grant program, designed to provide long term incentives for senior executives in the form of RSUs.  Executive will become eligible for the annual Equity Grant program beginning in 2018, with an Annual Equity Grant opportunity of up to 50% of Executive’s Base Salary (i.e., up to $175,000 fair market value at time of grant eligibility). Annual Equity Grants are discretionary and not guaranteed and they are based on TeleTech’s and Executive’s performance against targets, as set by the Board.  If granted, these RSUs currently vest in equal increments over a four-year period commencing on the anniversary date of the grant. The Company reserves the right to change the terms of the equity grants in its discretion, provided, however, that Executive will be entitled to the equity terms that are available to other executives at his level in the organization.

4.Bonus and Equity Award Enhancements for Senior Executives.

Notwithstanding the provisions of Sections 2(c) and 3(b) the Compensation Committee of the Board may, on the recommendation of the CEO, approve an annual VIP award and/or Annual Equity Grant enhancement for the Executive up to 2 times  the level provided in Sections 2(c) and 3(b) of this Agreement (i.e. the Executive’s potential annual VIP awards and Equity Grants may be up to 100% of his Base Salary).  Such bonus and equity enhancements are entirely discretionary and based on exceeding the Company’s financial targets and Executive’s contribution to TeleTech’s overall performance.

5.Benefits.

a.Health Insurance and other benefits.  Executive and his dependents shall be eligible for coverage and may choose to enroll under TeleTech’s group medical, vision, and dental insurance and other insurance plans made available to the Company's employees, beginning on the first of the calendar month after 30 days tenure with the Company (for clarification, the Executives eligibility for participation in these benefits will start on November 1, 2017, assuming the start date of September 5, 2017).

b. Miscellaneous benefits.  Executive shall receive benefits generally applicable to the Company’s management employees that are from time to time in effect, such as the Company’s 401(k) and Deferred Compensation Plans.

c.Paid Leave. Executive shall be eligible for a Paid Time Off (PTO) benefit pursuant to TeleTech’s current PTO Policy (or any other vacation/sick policy then in effect).  Executive will also be paid for time off for certain holidays as set forth in Company’s current Company Holiday Policy.

6.Relationship Between this Agreement and Other Company Agreements.

In the event of any direct conflict between any term of this Agreement and any TeleTech contract, policy, procedure, guideline or other publication addressing the same terms and conditions contained in this Agreement, the terms of this Agreement shall control in regard to Executive’s employment.

7.Termination.

a.Termination by Either Party.  Except as set forth in Section 7(c), (e) and (f), either Party may terminate the employment relationship with 30 days’ written notice to the other.  Both parties may mutually agree to a shorter period.

b.Termination by the Company without Cause.  Upon 30 days written notice, the Company, in its sole discretion, may terminate Mr. Tsai’s employment without Cause (as “Cause” is defined in Section 7(g) below).  If Mr. Tsai executes a separation agreement in a form substantially similar to the agreement set forth in Exhibit C (attached hereto), releasing all legal claims except for those that cannot legally be released and Mr. Tsai continues to comply with all terms of such separation agreement, and any other agreements signed by the Executive with the Company, then the Company shall pay Mr. Tsai severance compensation equal to twelve (12) full calendar months of Mr. Tsai’s then current Base Salary. Salary continuation payments will be made at the Company’s regular payroll intervals, provided, however, payments accruing for payroll periods prior to the date that the Company has received a signed and effective separation agreement and release shall be suspended and paid on the first payroll date following the effective date of the separation and release.

If the Company terminates this Agreement without Cause  under this Section  7(b), and the Company pays Mr. Tsai the compensation earned as of the effective date of the termination, and provides Mr. Tsai severance compensation in the amount and on the terms specified in this Section 7(b), the Company’s acts in doing so shall be in complete accord and satisfaction of any claim that Mr. Tsai has or may at any time have for compensation or payments of any kind from the Company or TeleTech arising from or relating in whole or part to Mr. Tsai's employment with the Company and/or this Agreement. If the separation agreement and legal release referenced above are not signed within thirty (30) days from the date that such documents are presented to Mr. Tsai (which the Company shall present no later than fifteen (15) days after the effective date of Executive’s termination), then Mr. Tsai waives his right to receive any severance compensation pursuant to this Agreement, even if Mr. Tsai were to successfully litigate any claim against the Company and/or TeleTech.

c. Termination by the Company for Cause.  The Company may terminate this Agreement with no notice for Cause, as that term is defined in Section 7(g), with the Company's only obligation being the payment of any salary compensation earned as of the date of termination, and any continuing obligations under the Company benefit plans then in effect, and without liability for severance compensation of any kind, including the severance set forth in Section 7(b).

d. Termination by Executive.  For the avoidance of doubt, the Executive is not entitled to severance compensation if he terminates his employment with Company for any reason.  If the Executive terminates his employment as provided in Section 7(a), in addition to the notice of such termination, the Executive must follow TeleTech’s direction and cooperate with the Company to assure timely and orderly transition of his responsibilities to others at TeleTech.

e. Termination upon Executive’s Death.  This Agreement shall terminate immediately upon Executive’s death if such death occurs during the term of employment.  Thereafter, the Company shall pay to the Executive’s estate, as directed by the Executive’s authorized representative, all compensation fully earned, and benefits fully vested as of the last date of Executive’s continuous, full-time active employment with the Company.  For purposes of this Agreement, continuous, full-time active employment shall be defined as the last date upon which Executive continuously performed his job responsibilities on a regular, full-time basis consisting of at least 35 hours per week, and in the usual course of the Company’s business (“Continuous Full-Time Active Employment”).  In case of Executive’s death, the Company shall not be required to pay any form of severance or other compensation concerning or on account of the Executive’s employment with the Company or the termination thereof.

f. Termination Due to or Following Disability.  During the first ninety (90) calendar days after a mental or physical condition that renders Executive unable to perform the essential functions of his position with reasonable accommodation (the “Initial Disability Period”), Executive shall continue to receive his base salary as provided in Section 2(a) of this Agreement.  Thereafter, if Executive qualifies for benefits under the Company’s long term disability insurance plan (the “LTD Plan”), then Executive shall remain on leave for as long as Executive continues to qualify for such benefits, up to a maximum of 180 consecutive days (the “Long Term Leave Period”).  The Long Term Leave Period shall begin on the first day following the end of the Initial Disability Period.  During the Long Term Leave Period, Executive shall be entitled to any benefits to which the LTD Plan entitles Executive, but no additional compensation from the Company in the form of salary, performance bonus, equity grants, allowances or otherwise. If during or at the end of the Long Term Leave Period Executive remains unable to perform the essential functions of his position, then the Company may terminate this Agreement and Executive’s employment. If the Company terminates Executive’s employment under this Section 7(f), the Company’s payment obligation to Executive shall be Executive Continuous, Full-Time Active Employment with the Company.

g. Definition of “Cause”. For purposes of this Agreement, “Cause” shall have the following meaning:

(i) Fraud, theft, embezzlement (or attempted fraud, theft, embezzlement), dishonest acts or illegal conduct;

(ii) Other similar acts of willful misconduct on the part of Executive resulting in damage to TeleTech or the Company;

(iii) A material breach by the Executive of this Agreement;

(iv) Use of any controlled substance or alcohol while performing Executive’s duties, except as part of a TeleTech or Company-sponsored event in connection with a business-related social engagement such as a trade conference or customer entertainment, but only in moderation and in a professional manner that reflects positively on TeleTech and the Company; with visible inebriation at a business-related social engagement constituting a cause for immediate termination;

(v) A  breach of a  fiduciary duty that results in an adverse impact to TeleTech or the Company or in personal profit to the Executive (as determined by the Company based on its conflict of interest policies outlined in the TeleTech Ethics Code: How TeleTech Does Business (or a successor code of conduct document));

(vi) Use of trade secrets or confidential information of TeleTech or the Company, other than in pursuit of TeleTech or the Company’s business;

(vii) Aiding a competitor of TeleTech; or

(viii) Failure by Executive in the performance of his duties that results in material adverse effect on TeleTech, the Company or TeleTech subsidiary companies.

If the act or acts constituting Cause are susceptible of cure, Company will provide Executive with written notice setting forth the acts constituting Cause and providing that Executive may cure such acts within thirty (30) business days of receipt of such notice.  Any recurrence of acts constituting Cause within one (1) year of the original occurrence will void Executive’s right to such pre-termination right to cure.

h.Continuing Obligations. Mr. Tsai shall remain subject to the Company’s Agreement to Protect Confidential Information, Assign Inventions and Prevent Unfair Competition and Unfair Solicitation (“Confidentiality Agreements”), Arbitration agreements, Equity Agreements, and any other similar agreements executed at any time during his employment, including without limitation this Agreement, all of which survive termination of employment.

8.Successors and Assigns.

The Company, its successors and assigns may in their sole discretion assign this Agreement to any person or entity in connection with the merger, acquisition or other business combination that results in the divestiture or transfer of all or substantially all the assets of the Company. This Agreement shall bind, and inure to the benefit of the Company's successors or assigns.    This Agreement is for personal services and the Executive shall not assign his rights or obligations hereunder.

9.Governing Law and Dispute Resolution.

a.Good Faith Negotiation Requirement.    Executive and the Company agree that in the event of any controversy or claim arising out of or relating to Executive’s employment with and/or separation from the Company, they shall negotiate in good faith to resolve the controversy or claim privately, amicably and confidentially.  Each party may consult with counsel in connection with such negotiations.

b.Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Colorado without regard to conflict of law principles.

c.Disputes.  The parties agree that any action arising from or relating in any way to this Agreement, shall be resolved and tried in the state or federal courts situated in Denver, Colorado. The parties consent to jurisdiction and venue of those courts to the greatest extent allowed by law.  In this regard, the Executive acknowledges and admits to all or a combination of several following substantial contacts with Colorado:  (i) the Executive is employed, provides services for or otherwise is affiliated with an legal entity headquartered in the state of Colorado; (ii) the Executive receives the compensation in a form of Employee checks or wire transfers that are drawn either directly or indirectly, from bank accounts in Colorado; (iii) the Executive regularly interacts with, contacts and is contacted by  other TeleTech employees and executives in Colorado; (iv) the Executive either routinely travels to or attends business meetings in Colorado; and (v) the Executive receives substantial compensation and benefits as a result of TeleTech being a corporation headquartered in and subject to the laws of Colorado.  Based on these and other contacts, the Executive acknowledges that he could reasonably be subject to the laws of Colorado.

d.Attorney’s fees. The party that substantially prevails in any action to enforce any provision of this Agreement shall recover all reasonable costs and attorneys' fees incurred in connection with the action.

10.Non-Disclosure, Non-Competition and Non-Solicitation.

Executive agrees to execute, simultaneously with the execution of this Agreement, the Company’s Agreement to Protect Confidential Information, Assign Inventions and Prevent Unfair Competition and Unfair Solicitation (“Confidentiality Agreement”), incorporated herein by reference as Exhibit D.  In addition to the provisions of the Confidentiality Agreement, the Executive  in consideration of the employment opportunity and compensation provided hereunder, agrees and covenants during the term of his affiliation with the Company (as an employee or otherwise):

a. Non-Compete Undertaking.  For a period of twelve (12) months from separation from the Company, not to work or otherwise contribute his knowledge, directly or indirectly, in whole or in part, as an employee, officer, owner, manager, advisor, consultant, agent, partner, director, significant shareholder (i.e. a shareholder holding more than 5% of outstanding equity in the company), volunteer, intern or in any other similar capacity anywhere in the world to a business entity engaged in the same or substantially similar business as TeleTech its subsidiaries and affiliates, including entities engaged in the full life cycle of customer strategy, analytics-driven, technology-enabled customer engagement management solutions from customer engagement strategy consulting, to technology and analytics driven customer acquisition to technology solution development and integration to business process outsourcing customer care (collectively, “TeleTech Business”).  The Non-Compete Undertaking shall apply throughout, and shall be limited by, the territory where the Executive performs services for the Company and TeleTech as provided in this Agreement.  For the avoidance of doubt, the term ‘performs services for’ shall not be limited to ‘works at’ or any other limitation delineating where the Executive performs the actual services, but instead shall be related to the entire territory where the Company and TeleTech benefits and is reasonable to expect to benefit from the Executive’s services. Given the Executive’s role as the Senior Vice President for Enterprise Services business segment, and the world-wide reach of the Company’s business, the territory for purposes of this Agreement shall be worldwide.

b. Employee Non-Solicitation Undertaking.  For a period of twelve  (12) months from separation from the Company, agrees not to solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment, directly or indirectly, of any then current employee of the Company or its subsidiaries and affiliates; and

c. Client Non-Solicitation Undertaking.  For a period of twelve (12) months from separation from the Company, agrees not to solicit or interfere with business relationships between TeleTech and current and prospective (currently actively pursued) clients of TeleTech, or any of its subsidiaries and affiliates, for purposes of offering or accepting goods or services similar to or competitive with those offered by TeleTech or any of its subsidiaries and affiliates.

d.Consequences of Breach. If the Executive breaches any of the covenants and undertakings set forth in this Section  10:

(i)All of Executive’s unvested RSUs shall be immediately forfeited and neither TeleTech nor the Company shall have any further liabilities to Executive pursuant to this Agreement, including without limitation no liability for any RSUs not yet granted or granted and unvested;

(ii)Executive and those who aid him in such breach shall be liable for all costs and business loses including any damages and out of pocket expenses associated with or resulting from such breach; and

(iii)Executive hereby consents and agrees that the Company and TeleTech shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

11.IRSC   Section 409A.

a.Interpretation.  This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from, or complies with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Internal Revenue Service guidance and Treasury Regulations thereunder (“Section 409A”). It is the Parties’ intention that salary continuation payments under the Agreement will be exempt from the requirements of Section 409A because they are short term deferrals under Treas. Reg. Sec. 1.409A-1(b)(4) or payments under a separation pay plan within the meaning of Treas. Reg. Sec. 1.409A-1(b)(9) and the Agreement shall be construed and administered in a manner consistent with such intent.

b.Separation from Service; Separate Payments.  Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit subject to Section 409A, including an exemption from Section 409A, and such payment or benefit would otherwise be payable or distributable hereunder by reason of Executive’s termination of employment, all references to Executive’s “termination of employment” shall be construed to mean a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), and Executive shall not be considered to have had a termination of employment unless such termination constitutes a “separation from service” with respect to Executive.  If under this Agreement, an amount is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

c.Specified Employee.  Notwithstanding anything in this Agreement to the contrary, if Executive is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of Executive’s “separation from service”, any benefit or payment that constitutes non-exempt “nonqualified deferred compensation” (within the meaning of Section 409A) and is payable on account of the Executive’s separation from service shall be delayed in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i), and any such delayed payment shall be paid to Executive in a lump sum during the ten (10) day period commencing on the earlier of (i) the expiration of a six-month period from the date of Executive’s “separation from service,” or (ii) Executive’s death.  To the greatest extent permitted under Section 409A, any separate payment or benefit under the Agreement will not be deemed to constitute “nonqualified deferred compensation” subject to Section 409A and the six-month delay requirement to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) or 1.409A-1(b)(9), or in any other applicable exception or provision of Section 409A.

d.Reimbursements.  With regard to any provision in this Agreement that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such arrangement provides for a limit on the amount of expenses that may be reimbursed over some or all of the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expenses were incurred.

e.Cooperation.  If the Parties hereto determine that any payments or benefits payable under this Agreement intended to comply with Section 409A do not so comply, Executive and the Company agree to amend this Agreement, or take such other actions as Executive and the Company deem necessary or appropriate, to comply with the requirements of Section 409A, while preserving benefits that are, in the aggregate, no less favorable than the benefits as provided to Executive under this Agreement.  If any provision of this Agreement would cause such payments or benefits to fail to so comply, such provision shall not be effective and shall be null and void with respect to such payments or benefits, and such provision shall otherwise remain in full force and effect.

12.Miscellaneous.

a. Severability. If any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of the Agreement shall remain fully enforceable.  To the extent that any court concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable.

b. Modification of Agreement.  This Agreement or any other term or condition of employment shall not be modified by word or deed, except in writing signed by the Executive and the Executive Vice President, Chief Administrative Officer or Chief Executive Officer for TeleTech.

c. Waiver. No provision of this Agreement shall be deemed waived, nor shall there be an estoppel against the enforcement of any such provision, except by a writing signed by the party charged with the waiver or estoppel.  No waiver shall be deemed continuing unless specifically stated therein, and the written waiver shall operate only as to the specific term or condition waived, and not for the future or as to any act other than that specifically waived.

d. Construction.  Whenever applicable, masculine and neutral pronouns shall equally apply to the feminine genders; the singular shall include the plural and the plural shall include the singular.  The Parties have reviewed and understand this Agreement, and each has had a full opportunity to negotiate the agreement's terms and to consult with counsel of their own choosing.  Therefore, the Parties expressly waive all applicable common law and statutory rules of construction that any provision of this Agreement should be construed against the agreement's drafter, and agree that this Agreement and all amendments thereto shall be construed as a whole, according to the fair meaning of the language used.

e. Executive’s Representations and Warranties.  Executive represents and warrants, to the best of his knowledge, that the Executive is not a party to any employment, non-competition or other agreement or restriction which could interfere with the Executive’s employment with the Company or Executive’s or the Company’s or TeleTech’s rights and obligations hereunder, and that Executive’s acceptance of employment with the Company and the performance of Executive’s duties hereunder will not breach the provisions of any contract, agreement, or understanding to which Executive is a party or any duty owed by Executive to any other person.

f.  Counterparts, Telecopies and PDFs.  This Agreement may be executed in counterparts, or by copies transmitted by pdf or telecopier, which counterparts and/or facsimile transmissions shall have the same force and effect as had the contract been executed in person and in original form.

g. Return and/or Forfeiture of Compensation and Equity Grants.  Notwithstanding any other provision in this Agreement or in the related RSU agreements, in the event that pursuant to the terms or requirements of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or of any applicable laws, rules or regulations promulgated by the US Securities and Exchange Commission or any listing requirements of any stock exchange or stock market on which any securities of TeleTech trade, from time to time, and in the event any bonus payment, stock award or other payment is based upon the satisfaction of financial performance metrics which are subsequently reversed due to a restatement or reclassification of financial results of TeleTech, then any payments made or equity awards granted (and equity received pursuant to these awards) shall be returned and forfeited to the extent required and as provided by applicable laws, rules, regulations or listing requirements.  This Section 12(g) shall survive any expiration or termination of this Agreement for any reason.

h. Controlling Provisions.    The employment arrangement contemplated by this Agreement includes other related documents in addition to this Employment Agreement, some of which are TeleTech and the Company’s standard documents not otherwise tailored to this transaction.  To the extent any provisions of these related agreements contradict the clear provisions and terms of this Employment Agreement, the provisions of this Agreement shall be controlling.

Executive acknowledges and agrees: that he understands this Agreement; that he enters into it freely, knowingly, and mindful of the fact that it creates important legal obligations and affects his legal rights; and that he understands the need to consult concerning this Agreement with legal counsel of his own choosing, and has had a full and fair opportunity to do so.

Executive: By: ___________________ Anthony Tsai Date: ___________________	TeleTech Services Corporation: By:___________________________ Regina M. Paolillo, Chief Administrative and Financial Officer Date: ___________________________

Exhibit A

To

Executive Employment Agreement

(Time-Based RSU Grant)

TELETECH HOLDINGS, INC.

Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (this "Agreement") is made and entered into as of [DATE] (the "Grant Date") by and between TeleTech Holdings, Inc., a Delaware corporation (the "Company") and Christopher Rence  (the "Grantee").

This Agreement is governed by the terms of the TeleTech Holdings, Inc. 2010 Equity Incentive Plan (the "Plan") pursuant to which the Company may grant awards of Restricted Stock Units (“RSUs”) to Eligible Individuals, including employees, directors and consultants of the Company and its Affiliates (together, “TeleTech”).  Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan. The terms and provisions of the Plan as they may be amended from time to time are incorporated herein by reference. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

The parties agree to be legally bound by this Agreement, and in exchange for sufficient consideration, the adequacy of which is not in question, agree as follows:

1.

Grant of RSUs.  Pursuant to the Plan, the Company grants to the Grantee an RSU award in the amount of USD Six Hundred Fifty Thousand Dollars ($650,000), which represents ____________________shares of Common Stock of the Company at fair market value as of market close on the Start Date (rounded up or down to a whole number of shares) and on the terms and conditions provided in this Agreement and the Plan (“RSU Award”).

2.

Consideration. The grant of this RSU Award is in consideration of the services to be rendered by the Grantee to TeleTech during the restricted period and for other covenants provided in this Agreement.

3.

Restricted Period; Vesting. Except as otherwise provided in the Plan and the Agreement and provided that the Grantee provides continuous services to TeleTech through each applicable vesting date, the RSUs will vest and the corresponding shares of Common Stock of the Company (or cash equivalent) will be issued in accordance with the following schedule:

Vesting Date	Common Stock to Vest
Year 2	40% RSUs to vest on this vesting date
Year 3	20% RSUs to vest on this vesting date
Year 4	20% RSUs to vest on this vesting date
Year 5	20% RSUs to vest on this vesting date

The period during which the RSUs remain unvested and forfeitable is referred to as the "Restricted Period".

a.

The unvested portion of the RSU Award shall be forfeited immediately upon the termination of the Grantee’s services to TeleTech for any reason, including separation, death, disability or any other reason where the Grantee no longer is providing services to TeleTech, and the Company nor its Affiliates shall have any further obligations to the Grantee under this Agreement for such forfeited RSUs.

b.

Pursuant to the delegation of the Compensation Committee of the Board, the executive leadership team of the Company (the “Executive Committee”), in its sole discretion, shall have the authority to determine the effect of all matters and questions with respect to Grantee’s termination of affiliation with TeleTech and whether  continuous services are being provided as these matters  relate to RSU Award vesting, including, without limitation, the question of whether a termination of service has occurred, whether a  leave of absence or disability constitute a termination of service and other similar questions.

c.

For purposes of the Plan and this Agreement, a Grantee’s status as an employee, director or consultant of TeleTech shall be deemed to be terminated in the event that the Company’s subsidiary employing or contracting with such Grantee ceases to be a  Company subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

4.

Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period, the unvested portion of the RSU Award and any related rights may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or transfer or encumber the RSU Award or its related rights during the Restricted Period shall be ineffective and, if any such attempt is made, the RSU Award will be forfeited by the Grantee and all of the Grantee's rights under the Plan and this Agreement shall immediately terminate without any payment or consideration by TeleTech.

5.

No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an employee, consultant or director of TeleTech. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of TeleTech to terminate the Grantee's services (employment or otherwise) at any time, with or without cause.

6.

Adjustments.    Subject to the sole discretion of the Board of Directors, TeleTech may, with respect to any vested RSUs that have not been settled pursuant to the Plan, make any adjustments necessary to prevent accretion, or to protect against dilution, in the number and kind of shares that may be used to settle vested RSUs in the event of a change in the corporate structure or shares of TeleTech;  provided, however, that no adjustment shall be made for the issuance of preferred stock of TeleTech or the conversion of convertible preferred stock of TeleTech.  For purposes of this Section 6, a change in the corporate structure or shares of TeleTech includes, without limitation, any change resulting from a recapitalization, stock split, stock dividend, consolidation, rights offering, spin-off, reorganization or liquidation, and any transaction in which shares of Common Stock are changed into or exchanged for a different number or kind of shares of stock or other securities of TeleTech or another entity.

7.

Tax Liability and Withholding.  The Grantee shall be required to pay, and the Company or its administrator shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan and the RSU Award, the amount of any required withholding taxes applicable upon the vesting of the RSU Award or the issuance of the Common Stock of the Company (or cash equivalent) and to take all such other action as the Company deems necessary to satisfy all obligations for the payment of such withholding taxes.

8.	Non-competition and Non-solicitation.
8.1	In consideration of the RSU Award, the Grantee agrees and covenants during the term of his/her affiliation with TeleTech (employment or otherwise) not to:
d.

Non-Compete Undertaking.  For a period of twelve (12) months following your termination of employment, work or otherwise contribute his/her knowledge, directly or indirectly, in whole or in part, as an employee, officer, owner, manager, advisor, consultant, agent, partner, director, significant shareholder (i.e. a shareholder holding more than 5% of outstanding equity in any such entity), volunteer, intern or in any other similar capacity anywhere in the world to a business entity engaged in the same or substantially similar business as the Company, its subsidiaries and affiliates, including entities engaged in the full life cycle of customer strategy, analytics-driven, technology-enabled customer engagement management solutions from customer engagement strategy consulting, to technology and analytics driven customer acquisition to technology solution development and integration to business process outsourcing customer care (collectively, “TeleTech Business”).  The Non-Compete Undertaking shall apply throughout, and shall be limited by, the territory where the Grantee performs services for TeleTech in connection with which the RSU Award was made.  For the avoidance of doubt, the term ‘performs services for’ shall not be limited to ‘works at’ or any other limitation delineating where the Grantee performs the actual services, but instead shall be related to the entire territory where the Company benefits and is reasonable to expect to benefit from the Grantee’s services.

e.

Employee Non-Solicitation Undertaking.  For a period of twelve (12) months following your termination from employment, solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment, directly or indirectly, of any then current employee of the Company or its subsidiaries and affiliates; and

f.

Client Non-Solicitation Undertaking.  For a period of twelve (12) months following your termination of employment, solicit or interfere with business relationships between the Company and its current and prospective (currently actively pursued) clients of the Company or any of its subsidiaries and affiliates for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company or any of its subsidiaries and affiliates.

8.2If the Grantee breaches any of the covenants and undertakings set forth in this Section 8:

a.All unvested RSU Awards shall be immediately forfeited and cancelled;

b. He/she and those who aid him/her in such breach shall be liable for all costs and business losses including any damages and out of pocket expenses associated with or resulting from such breach; and

c.The Grantee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

8.3Acknowledgements.

a.

Grantee acknowledges that the non-competition and non-solicitation provisions above are fair and reasonable with respect to their scope and duration given the Grantee’s position with TeleTech and the impact such activities would have on the TeleTech Business.

b.

Grantee further acknowledges that the geographic restriction on competition in this Section 8 is fair and reasonable, given the nature and geographic scope of the TeleTech Business, the investment of capital and resources by Company to develop its business operations, and the nature of Grantee’s position with TeleTech.

c.

Grantee also acknowledges that while employed or otherwise affiliated with TeleTech, Grantee has access to proprietary and unique trade secret information that would be valuable or useful to Company’s competitors and that Grantee will also have access to Company’s valuable customer relationships and thus acknowledges that the restrictions on Grantee’s future employment and business activities in TeleTech’s industry as set forth in this Section 8 are fair and reasonable.

d.

Grantee acknowledges and is prepared for the possibility that Grantee’s standard of living may be reduced during the non-competition and/or non-solicitation period and assumes and accepts any risk associated with that possibility, and further acknowledges that any such drop in Grantee’s standard of living does not constitute undue hardship.

9.

Compliance with Law. The issuance and transfer of shares of Common Stock of the Company upon the vesting of the RSU Award shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its legal counsel. The Grantee understands that the Company is under no obligation to register the shares of Common Stock with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

10.

Equity Holding Guidelines.  Some Grantees may be subject to the TeleTech executive Stock Ownership Guidelines, attached to this Agreement and incorporated within it by reference as Appendix A.  If in your role you are subject to the Stock Ownership Guidelines, by signing below you (a) confirm that you are (i) aware of the Company’s expectations with respect to your equity holdings in the Company, (ii) the time you have to honor these expectations and (iii) how the Company envisions that you reach the appropriate holding levels; and (b) hereby agree to exercise best efforts to meet such expectations.

11.

Data Privacy.  Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Grantee’s personal data as described in this Agreement and any other RSU grant materials by and among, as applicable, the Grantee’s employer, TeleTech and its other Affiliates for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan.  Grantee understands that TeleTech and the employer may hold certain personal information about Grantee, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in TeleTech, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Grantee understands that Data will be transferred to Bank of America, Merrill Lynch or such other stock plan service provider as may be selected by TeleTech in the future, which is assisting TeleTech with the implementation, administration and management of the Plan.  Grantee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Grantee’s country.  Grantee understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.  Grantee authorizes TeleTech, Bank of America, Merrill Lynch and any other possible recipients which may assist TeleTech (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan.  Grantee understands that Data will be held only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan.  Grantee understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative.  Further, Grantee understands that he or she is providing the consents herein on a purely voluntary basis.  If Grantee does not consent, or if Grantee later seeks to revoke his or her consent, his or her employment status or service and career with the employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Grantee’s consent is that TeleTech would not be able to grant Grantee RSUs or other equity awards or administer or maintain such awards.  Therefore, Grantee understands that refusing or withdrawing his or her consent may affect Grantee’s ability to participate in the Plan.  For more information on the consequences of Grantee’s refusal to consent or withdrawal of consent, Grantee understands that he or she may contact his or her local human capital representative.

12.	Governing Law and Dispute Resolution.
a.	Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Colorado without regard to conflict of law principles.
b.

Disputes.    The parties agree that any action arising from or relating in any way to this Agreement or the Plan shall be resolved and tried in the state or federal courts situated in Denver, Colorado. The parties consent to jurisdiction and venue of those courts to the greatest extent allowed by law.

In this regard, the Grantee acknowledges and admits to all or a combination of several following substantial contacts with Colorado:  (i)  Grantee is employed, provides services for or otherwise is affiliated with a legal entity headquartered in the state of Colorado; (ii)  Grantee receives the compensation in a form of checks or wire transfers that are drawn either directly or indirectly, from bank accounts in Colorado; (iii)  Grantee regularly interacts with, contacts and is contacted by other TeleTech employees and executives in Colorado; (iii)  Grantee either routinely travels to or attends business meetings in Colorado; and (iv) Grantee receives substantial compensation and benefits as a result of TeleTech being a corporation headquartered in and subject to the laws of Colorado.  Based on these and other contacts, the Grantee acknowledges that he/she could reasonably be subject to the laws of Colorado.

c.Attorneys fees.  The party that substantially prevails in any action to enforce any provision of this Agreement shall recover all reasonable costs and attorneys' fees incurred in connection with the action.

13.Administration of the Agreement and Awards.

a.

Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

b.

Settlement of Vested RSUs.  RSUs subject to an RSU Award shall be settled pursuant to the terms of the Plan, in stock or cash, as soon as reasonably practicable following the vesting thereof, but in no event later than March 15 of the calendar year following the year in which the RSUs vest.

c.

Amendment. The Company has the right to amend,  suspend, or cancel the unvested RSUs granted hereunder, prospectively; provided that, no such amendment shall adversely affect the Grantee's material rights under this Agreement without the Grantee's consent, and to the extent the RSUs hereby granted are not yet vested and the Grantee is not in breach of the Agreement, the Company shall provide a substitute instrument of equal value and no less favorable terms in exchange for amended, altered, suspended, discontinued or canceled RSUs.

d.

Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee's beneficiaries, executors, administrators and the person(s) to whom the RSUs may be transferred by will or the laws of descent or distribution.

e.

Discretionary Nature of All Future Awards. This RSU Award is voluntary and occasional and does not create any contractual, statutory or other right to receive future RSU Awards, or benefits in lieu of RSUs, even if the RSUs have been granted in the past.  Future Awards, if any, will be at the sole discretion of the Company.

f.

No Impact on Other Benefits. The value of the Grantee's Restricted Stock is not part of his/her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

14.	Change of Control Provisions. This RSU Award is subject to the Change of Control rights and entitlements as further referenced in Appendix B to this Agreement.

15.

Confidentiality.  Grantee agrees not to disclose, directly or indirectly, to any other employee, director or consultant of TeleTech or an Affiliate and to keep confidential all information related to any Awards granted to Grantee, pursuant to the Plan, including the amount of any such Award and its vesting schedule.

16.

Severability and Entirety.  The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

The Agreement (including the Plan) constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, oral or written, between the Company and Grantee relating to Grantee’s entitlement to RSUs or similar benefits, under the Plan.

17.

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

18.

Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands its terms and provisions, and accepts the RSU Award subject to the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the grant or vesting of the RSUs or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such grant, vesting or disposition.

The parties have executed this Agreement as of the date first above written.

TeleTech Holdings, Inc.

By: Regina Paolillo Chief Administrative and Financial Officer Anthony Tsai (Grantee)

APPENDIX  A

(Restricted Stock Unit Award Agreement)

Executive Stock Ownership Guidelines

Equity provides the opportunity for the company to further invest in the employees who passionately uphold our values while driving the business with an entrepreneurial spirit. Company leaders who think and act like owners  are crucial to our success and encouraging star  players to actively participate in company growth  is key to  building our future together.

When a company’s board of  directors, shareholders and employees align their interest in organization’s  long-  term success, the stage is set for true transformation. To that end, TeleTech has adopted Stock Ownership  Guidelines to encourage company leaders (vice president-level and above) to align their interests with TeleTech  and our stockholders and to focus  on value creation, while sharing in the company’s success. The following are answers  to questions you  may have about TeleTech’s new Executive Stock Ownership  Guidelines.

Executive Stock Ownership Guidelines

Q.    Why are we implementing an Ownership Guideline?

A. The Guidelines are designed to align our senior leaders’ interests with our shareholders’ interest, driving a  long-term vision and commitment to creating company value. The Executive Ownership Guidelines are also designed to:

•   Support confidence in company strategy to execute our business transformation

•   Allow us to remain an attractive and competitive choice for executive-level talent by adopting best practices

•   Align executive behavior with external shareholder expectation

•   Drive long-term accountability

•   Enable company success

Q.    How much stock should I hold as a company leader?

A.  The new Executive Stock Ownership Guidelines call for TeleTech vice presidents and above to hold a multiplier of base compensation in TeleTech  stock  (based on Fair Market Value (FMV) of stock as it trades on NASDAQ). Employees will have five years from the start of this requirement (or promotion into a new role) to meet the holding Guidelines.

Employee Target Holding Amount Level within 5 Years
Chief Financial Officer 3 times current base salary
Executive Vice President 2.5 times current base salary
Senior Vice President 1.5 times current base salary
Vice President 0.5 times current base salary

Q.    Do I have to buy TeleTech stock to meet this holding Guideline?

A.    TeleTech does not expect you to buy TeleTech stock to meet the holdings Guidelines, and how you meet them is entirely up to  you. Most employees will be able to meet the requirement by holding a portion of their annual equity grant (net of tax), as it  vests.

Q.    How many shares should I consider holding from each RSU grant to meet the holding Guidelines?

A.   How much you hold from each grant and from each vesting event is entirely up to you. Based on basic modeling, however, we believe that if you hold a percentage of each vesting event from annual Equity Grants (net  of tax as indicated in the table below)  you should comfortably reach the holding requirement in five years or sooner.

The holding guideline can be satisfied with any stock you hold including:

•    the exercise of options to purchase the company’s common stock

•    the  vesting of restricted stock; and

•    the  vesting of performance shares.

Employee Guideline of Percentage of Level Net Shares to Hold
Executive Vice President 75%
Senior Vice President 75%
Vice President 50%

Once the holding target is reached, you should  maintain it during your entire tenure  in the role; and as your role  changes be aware of the changes in the holding guidelines as well.

Q.   What happens if I don’t reach my target holding amount within the five-year time frame due to market volatility or amount of my equity awards?

A.   If the actual Equity Grants you receive and/or market price volatility does not allow an employee to reach the target holding level within the required five-year time frame, the company does not expect employees to invest out of pocket. The company expects the Equity Grants you receive to be the source for the holding requirement and we look to you as a leader to exercise a good faith effort to honor the requirements. If the Equity Grants you receive or market volatility creates a challenge, discuss the matter with your supervisor and your HC partner for a practical resolution.

Q.    What if I have a special situation (hardship) that makes maintaining the holding requirement difficult  for me?

A.    The  Executive Ownership Guidelines is designed to align your interests with the company’s interests and position you to share in our success. If your personal situation makes the compliance with the Ownership  Guidelines a hardship, speak to your HC partner and the Executive Committee level executive responsible for your business segment for guidance and support.

Q.    Whom should I contact with questions?

A.    If you have questions, please contact Pam LeMasters, director, Global Compensation via email or by phone at 303.397.8531.

APPENDIX B

(Restricted Stock Unit Award Agreement)

RSU VESTING FOLLOWING CHANGE IN CONTROL (Single Trigger).

1.

Accelerated Vesting.  Notwithstanding the vesting schedule contained in Section 3 of the Restricted Stock Unit Award Agreement, upon a “Change in Control” (as defined below), any unvested RSUs that would otherwise vest on or after the effective date of the Change in Control shall be accelerated and become 100% vested on the effective date of the Change in Control; provided,  however, that for purposes of a Change in Control pursuant to clause 2(a), the unvested RSUs shall be deemed to have vested immediately prior to a Change in Control transaction described in clause 2(a) below, in order to allow such RSUs to participate in such Change in Control transaction.

2.	Definition of “Change in Control”. For purposes of this Agreement, “Change in Control” means the occurrence of any one of the following events:
a.

Any consolidation, merger or other similar transaction (i) involving TeleTech, if TeleTech is not the continuing or surviving corporation, or (ii) which contemplates that all or substantially all of the business and/or assets of TeleTech will be controlled by another corporation;

b.

Any sale, lease, exchange or transfer (in one transaction or series of related transactions) of all or substantially all of the assets of TeleTech (a “Disposition”); provided,  however, that the foregoing shall not apply to any Disposition to a corporation with respect to which, following such Disposition, more than 51% of the combined voting power of the then outstanding voting securities of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of at least 51% of the then outstanding Common Stock and/or other voting securities of TeleTech immediately prior to such Disposition, in substantially the same proportion as their ownership immediately prior to such Disposition;

c.	Approval by the stockholders of TeleTech of any plan or proposal for the liquidation or dissolution of TeleTech, unless such plan or proposal is abandoned within 60 days following such approval;
d.

The acquisition by any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended), or two or more persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the U.S. Securities Exchange Act of 1934, as amended) of 51% or more of the outstanding shares of voting stock of TeleTech; provided,  however, that for purposes of the foregoing, “person” excludes Kenneth D. Tuchman and his affiliates; provided,  further that the foregoing shall exclude any such acquisition (A) by any person made directly from TeleTech, (B) made by TeleTech or any Affiliate, or (C) made by an employee benefit plan (or related trust) sponsored or maintained by TeleTech or any Affiliate; or

e.

If, during any period of 15 consecutive calendar months commencing at any time on or after the Grant Date, those individuals (the “Continuing Directors”) who either (i) were directors of TeleTech on the first day of each such 15‑month period, or (ii) subsequently became directors of TeleTech and whose actual election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of TeleTech, cease to constitute a majority of the board of directors of TeleTech.

3.

409A Treatment.  Notwithstanding any provision herein to the contrary, for purposes of this Appendix B, if Grantee separates from the Company in connection with the Change in Control, such separation shall constitute a “separation from service” as defined for purposes of Section 409A of the Code (“Section 409A”) with regard to Grantees who are subject to Section 409A.  If Grantee has a “separation from service” following a Change in Control pursuant to Appendix B, the RSUs vesting as a result of such “separation from service” will be paid on a date determined by TeleTech (or successor) within 5 days of Grantee’s “separation from service.”  If Grantee is a “specified employee” (within the meaning of Section 409A) with respect to TeleTech at the time of a “separation from service” and Grantee becomes vested in RSUs as a consequence of a “separation from service,” the delivery of property in settlement of such vested RSUs shall be delayed until the earliest date upon which such property may be delivered to Grantee without being subject to taxation under Section 409A.

This Agreement and the Award are intended to be exempt from the provisions of Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, as providing for any payments to be made within the applicable “short-term deferral” period (within the meaning of Section 1.409A-1(b)(4) of the Department of Treasury regulations) following the lapse of a “substantial risk of forfeiture” (within the meaning of Section 1.409A-1(d) of the Department of Treasury regulations).  Notwithstanding any provision of this Agreement to the contrary, in the event that the Committee determines that the Award may be subject to Section 409A, the Committee, in its sole discretion, may adopt amendments  to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, from time to time, without the consent of Grantee, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A and related Department of Treasury guidance and thereby avoid the application of penalty taxes under Section 409A.

Exhibit B

To

Executive Employment Agreement

(Repayment Agreement of Relocation Fee for Anthony Tsai)

TeleTech Services Corporation recognizes that the relocation of an employee  bears a toll on the employee and in recognition of this fact wants to offer a cash allowance to defray some of these costs (up to an amount stated below.) It is the objective of this agreement to set mutually clear expectations for both the employer and employee with respect to the parties’ mutual responsibilities in connection with this relocation allowance.

This Agreement is made and entered into this:

Date: By and between: TeleTech Services Corporation, with its principal place of business located at 9197 S. Peoria Street, Englewood, CO 80112 (hereinafter “TeleTech”)

And Employee:  Anthony Tsai (the “Employee”)

Email:

Origination:  Relocation: Englewood, CO

Amount:

TeleTech supports relocation allowances in good faith that the employee will have a productive tenure with the company. TeleTech’s vision is to create and grow emotionally connected, valuable, lasting relationships.

As a condition of this relocation allowance, the Employee agrees that if they voluntarily terminate their employment within 24 months of the Start Date of his/her employment, the Employee will repay the relocation allowance to TeleTech on the last day of employment with the company.

Number of months after allowance given:

 0 - 12 months = 100% repayment of allowance

13 - 24 months = 50% repayment of allowance

I acknowledge that I have received a copy of TeleTech’s Relocation Repayment Agreement and I agree to Do the Right Thing and abide by the contents of the document. Repayments may be deducted from my final paycheck(s) as allowed by state law.

Accepted and Agreed

_________________Date:

Anthony Tsai

Exhibit C

To

Executive Employment Agreement

(Sample Severance Agreement and Release of Claims

)

[DATE]

PERSONAL & CONFIDENTIAL

[NAME]

[ADDRESS]

Dear [NAME]:

As you have been advised, your employment with TeleTech Services Corporation (“TeleTech” or “the Company”) will terminate effective the close of business on ____________ (“Termination Date”).  This letter contains a Settlement Agreement and Release of Claims (“Agreement”) intended to resolve any and all disputes arising from your employment and your separation from employment with TeleTech on mutually agreeable terms as set forth below.  Please review it carefully, and if it is acceptable to you, sign and return an original copy to TeleTech Human Capital Department, 9197 S. Peoria Street, Englewood, Colorado 80112 Attn: Settlement Agreements, either by mail or by hand delivery.  If you are 40 or over, you have been provided 21 days from the date of this Agreement to consider whether to enter into this Agreement.

SETTLEMENT Agreement and Release of Claims

This Agreement is made between ______________ (“you”) and TeleTech (collectively, the “Parties”).  In consideration of the mutual promises and other benefits set forth herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.

Settlement Payment:  Provided that you sign and return this Agreement, and it thereafter becomes effective as described below, you will receive a settlement payment equivalent to ___________________of your base salary, for a total amount of $__________________ (“Settlement Payment”). Payment shall be made in bi-weekly installments in accordance with the Company’s normal payroll schedule, less applicable federal, state, and local taxes and other authorized deductions and shall be started within 15 days of the Termination Date.

2.

Benefits:  Your current medical, dental, vision and healthcare flexible spending account coverage (to the extent that you have a positive balance in that account as of today’s date) will be continued until the Termination Date.  After the Termination Date, you may continue your existing medical insurance coverage at your own expense pursuant to your rights under federal law (commonly referred to as “COBRA”).  You will receive information on COBRA in a later mailing.

3.

Other Compensation Due You:  You will receive payment for any salary earned through the date of your separation from the Company, less applicable taxes and authorized or required withholding deductions.  You understand that you will be paid your earned wages and commissions, if any, set forth in this paragraph regardless of whether you sign this Agreement.

4.

Reimbursement for Business Expenses:    Within five days of the Termination Date, you will provide to the Company expense reports detailing all items, if any, for which you seek reimbursement, and the required supporting documentation for such expenses.  If you hold a corporate credit card account, and there is an outstanding amount due and owing on that account, you must submit documentation showing that the account has been paid in full within five days of the Termination Date and understand and agree that if you do not, the Company may withhold any amounts due and owing on that account from the Settlement Payment.  Your expense reports and supporting documentation will be subject to the same level of review that all other similar submissions receive from the Company’s Accounting Department.  The Company will reimburse you in accordance with its existing policies and procedures.  In addition, you will provide supporting documentation for all previously filed expense reports and agree to cooperate with the Company’s Accounting Department to resolve in good faith any issues relating to expenses.

5.

Return and Prohibition of Removal of Company Property and Records.  Except as otherwise specifically provided in this Agreement, you shall return all Company property and records on the Termination Date.  In the event you fail to return such property or records provided herein, you shall be liable to the Company for the value of all such property and records, and all reasonable costs, including attorneys’ fees, incurred by the Company in recovering such property or records.  Company property and records shall include, but is not limited to, cell phones, pagers, BlackBerry devices, tablets, laptops, printers, fax machines, and any Company related document whether in written or electronic form and whether created by you or another person or entity. Company equipment, files or business information of any kind, whether written, electronic, digital, or otherwise, shall not be copied, taken or otherwise used by you without the prior written consent of the Company.  In addition, the Company reserves the right to pursue all legal and equitable relief available for breach of this paragraph.

6.

Agreement to Protect Confidential Information, Assign Inventions, and Prevent Unfair Competition and Unfair Solicitation.   You understand that all terms and conditions of your “Agreement to Protect Confidential Information, Assign Inventions, and Prevent Unfair Competition and Unfair Solicitation” (the “Non-Compete Agreement”) and any other applicable employment documents you signed during your employment at TeleTech, survive Termination and shall remain in full force and effect.

7.

Acknowledgment:    You understand and agree that, absent this Agreement, you would not otherwise be entitled to the payment specified in Paragraph 1.  Further, by signing this Agreement, you agree that you are entitled only to the payments described in this Agreement and that you are not entitled to any payments that are not specifically listed in this Agreement, excluding vested rights you may have pursuant to the Company’s 401(k), Stock Option, Restricted Stock Units and Life Insurance plans.

8.

General Release of All Claims:  In exchange for the Company’s payments in Paragraph 1, you promise that you will not sue TeleTech Services Corporation, including its past and present parents, subsidiaries, partnerships, affiliated companies, officers, directors, employees, or agents.  By signing below, you release TeleTech Services Corporation, including its past and present parents, subsidiaries, partnerships, affiliated companies, officers, directors, employees or agents (collectively, the “Released Parties”), from any and all claims you may have, known or unknown, that are releasable by private agreement, arising at any time through the date that this Agreement becomes effective, which is eight [8] days after you sign it without revoking it. The release specifically includes and is not limited to:

a.any and all rights or claims under any of the following laws: Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000-e, as amended; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Family and Medical Leave Act of 1993, as amended; the Worker Adjustment and Retraining Notification Act, as amended; the Fair Labor Standards Act of 1938, as amended; the National Labor Relations Act; the Occupational Safety and Health Act, as amended; the Age Discrimination in Employment Act; the Americans with Disabilities Act of 1990, as amended; the Civil Rights Acts of 1866, 1871, and 1991; the Equal Pay Act of 1963; the Employee Retirement and Income Security Act of 1974, as amended; the Immigration Reform and Control Act, as amended; the Conscientious Employee Protection Act, the Colorado Anti-Discrimination Act and any other federal, state, or local employment statute, law, or ordinance, including any and all claims of employment discrimination based on race, color, creed, religion, national origin, sex, age, marital status, disability, sexual orientation, lawful off-duty conduct, or retaliation; and

b.any and all common-law claims such as wrongful discharge, violation of public policy, breach of contract, promissory estoppel, defamation, negligence, infliction of emotional distress, any intentional torts, outrageous conduct, interference with contract, fraud, misrepresentation, and invasion of privacy; and

c.any and all claims for any of the following: money damages(including actual, compensatory, liquidated or punitive damages), equitable relief such as reinstatement or injunctive relief, front or back pay, wages, commissions, bonuses, benefits, sick pay, PTO pay, vacation pay, costs, interest, expenses, attorney fees, or any other remedies; and

d.any and all claims arising under any federal or state "whistleblower" law, including without limitation the Sarbanes-Oxley Act of 2002, the Whistleblower Protection Act, and common-law wrongful discharge in violation of public policy.

9.	Age Waiver for Employee 40 Years Old or More: By signing this Agreement, you acknowledge that:
a.	The General Release in this Agreement includes a waiver and release of all claims you may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.);
b.	You have carefully read, and understand, this Agreement;
c.

You have twenty-one (21) days from the date of this Agreement to consider your rights and obligations under this Agreement and if you elect to sign it sooner, have done so knowingly, voluntarily, and after giving it your due consideration;

d.	You were, and hereby are, advised to consult with an attorney and/or any other advisors of your choice before signing this Agreement;
e.	You understand that this Agreement is legally binding and by signing it you give up certain rights;
f.	You have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it;
g.

You knowingly and voluntarily release the Released Parties from any and all claims you may have, known or unknown, in exchange for the payments and benefits you have obtained by signing this Agreement, and that these payments are in addition to any payments or benefits you would have otherwise received if you did not sign this Agreement;

h.

You have seven (7) days from the date you sign this Agreement to change your mind and revoke your acceptance.  To be effective, your revocation must be in writing and tendered to TeleTech Corporate Headquarters, Human Capital Department, 9197 S. Peoria Street, Englewood, Colorado Attn: Settlement Agreements, either by mail or by hand delivery, within the seven (7) day period.  If by mail, the revocation must be:  1) postmarked within the seven (7) day period; 2) properly addressed; and 3) sent by Certified Mail, Return Receipt Requested.  The Agreement will become effective on the eighth day after you sign it, provided you do not revoke your acceptance.  You understand that the Company is not required to make the payments described herein unless and until this Agreement becomes effective; and

i.

You understand that this Agreement does not waive any rights or claims that may arise after this Agreement is signed and becomes effective, which is after the Company’s actual receipt of your signed signature page and after the 7-day revocation period has expired.

10.	No Admission of Wrongdoing: By entering into this Agreement, neither you nor the Company nor any of the Released Parties suggest or admit any wrongdoing or violation of law.

11.

No Claims Filed:  As a condition of the Company entering into this Agreement, you represent that you have not filed, and do not intend to file, any lawsuit against the Company, or any of the other Released Parties.  This Agreement shall not be construed to prohibit you from filing a charge or complaint with the National Labor Relations Board, the Equal Employment Opportunity Commission, or participating in any investigation or proceedings conducted by either entity.

12.

Confidentiality:  You agree that the terms of this Agreement are confidential.  You also agree not to tell anyone about this Agreement and not to disclose any information contained in this Agreement to anyone, other than your lawyer, financial advisor and immediate family members, unless you are compelled to do so by law.  If you do tell your lawyer, financial advisor or immediate family members about this Agreement or its contents, you must immediately tell them that they must keep it confidential as well.

13.	Breach of this Agreement: You promise to abide by the terms and conditions in this Agreement and understand that if you do not, the Company is entitled to seek damages and injunctive relief.
14.

Entire Agreement:    This Agreement, together with the Arbitration Agreement,  Agreement to Protect Confidential Information, Assign Inventions and Non-Solicitation (collectively, the "Employee Agreements") constitute the complete understanding between the Parties concerning all matters affecting your employment with the Company, the termination thereof and any ongoing responsibilities.  You hereby affirm and will comply with any and all ongoing obligations contained in the Employee Agreements, including obligations relating to confidentiality of Company information and binding arbitration. Moreover, you acknowledge that no promises or representations have been made to induce you to sign this Agreement other than as expressly set forth herein and that you have signed this Agreement as a free and voluntary act.

15.

Severability.    If any clause, provision or paragraph of this Agreement is found to be void, invalid or unenforceable, such finding shall have no effect on the remainder of this Agreement, which shall continue to be in full force and effect.   Each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

16.	Changes to the Agreement: This Agreement may not be changed unless the changes are in writing and signed by you and an authorized representative of the Company.
17.

Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Colorado, excluding its choice of law rules, and shall be binding upon the parties hereto and their respective successors and assigns.

If you agree, please sign and return to the Company as instructed above.

By signing below, you accept

this Agreement and all of

the terms herein.

TeleTech Services Corporation

By:______________________________

By:______________________________

Date:  _______________Date:______________________________

Exhibit D

To

Executive Employment Agreement

(Standard Agreement to Protect Confidential Information, Assign Inventions and Prevent Unfair Competition and Unfair Solicitation, which the Executive signed prior to Start Date)